Exhibit 10.83

Non-Employee Director Compensation

Element of Compensation	Dollar Value
Annual Board Retainer:	$40,000
Board Meeting Fee:	$2,000
Committee Meeting Fee (other than Audit Committee):	$1,500
Audit Committee Meeting Fee:	$2,500
Committee Chair Retainer (other than Audit Committee):	$5,000
Audit Committee Chair Retainer:	$10,000
Annual Equity Award:	$85,000 (in equal dollar amounts of stock options and restricted stock units)
Initial Election to the Board Equity Award:	$60,000 (in stock options)